Exhibit 99.1

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE

Christopher W. Wolf Executive Vice President and Chief Financial Officer (727) 579-5218

Joanne Freiberger Vice President, Finance (727) 579-5116

MEDIA CONTACT: Susan Gear Executive Director, Marketing (727) 579-5452

CATALINA MARKETING ANNOUNCES REDUCTION IN DOMESTIC WORK FORCE

ST. PETERSBURG, FL., FEB. 2, 2004 — Catalina Marketing Corporation (NYSE: POS) today announced that it is reducing its domestic workforce by 6%, or approximately 70 positions. The company anticipates taking a pre-tax restructuring charge related to the workforce reduction of approximately $1 million during its fourth fiscal quarter ending March 31, 2004.

Reductions in personnel will primarily occur during the fourth fiscal quarter in corporate functions distributed across its US operations. The reductions do not include employees within Catalina Marketing Direct Marketing Services, Catalina Marketing Research Solutions or Pacific Media, a Tokyo-based billboard division. The company previously announced its intention to divest those business units.

“We are making reductions in staff based on our goals of streamlining our cost structure while maintaining superior levels of customer support” said Mike O’Brien, Catalina Marketing’s interim chief executive officer. “These actions are intended to improve our business performance in fiscal 2005, as we continue to build the value of the network.”

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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